VIEMED HEALTHCARE, INC.
INSIDER TRADING POLICY
DATED: JANUARY 21, 2025

PURPOSE OF THIS POLICY
The purpose of this insider trading policy (the “Policy”) of VieMed Healthcare, Inc. (the “Company”) is to provide guidelines with respect to transactions in Company Securities and the handling of confidential information about the Company and any Subsidiary and the companies with which the Company or any Subsidiary engages in transactions or does business. The Company’s Board of Directors (the “Board”) has adopted this Policy to promote compliance with U.S. federal, state and foreign securities laws that prohibit certain persons who are aware of Undisclosed Material Information about a company from: (i) engaging in transactions in the securities of that company or (ii) providing Undisclosed Material Information to other persons who may trade on the basis of that information. This Policy sets forth certain policies concerning insider trading and trading blackouts in order to ensure the strict compliance by all insiders with the prohibition against insider trading and tipping.
1.DEFINITIONS
“Board” is defined in the preamble.

“Company” is defined in the preamble.

“Company Securities” means any participating, voting or preferred shares (including, but not limited to, the common shares), debt securities, warrants, stock options, debentures and other securities of the Company.
“Compliance Officer” means the Chief Financial Officer of the Company, or in his or her absence, the General Counsel of the Company.
“Contractors” means independent contractors (who are engaged in an employee-like capacity) of the Company or any Subsidiary.
“Covered Persons” means Directors, Officers, and those Employees and Contractors who participate in the preparation of the Company’s financial statements or who are privy to material financial or other information relating to the Company and are designated as a “Covered Person” by the Compliance Officer.
“Deemed Insiders” means persons in a special relationship with the Company as follows:
(a)Directors, Officers, Employees and Contractors,
(b)any person who beneficially owns, controls or directs more than 10% of the voting shares of the Company,
(c)directors, officers, employees and contractors of any person in (b),

(d)members of an operating or advisory committee of the Company or any Subsidiary,
(e)directors, officers, employees and contractors of a company that is engaging in any business or professional activity with the Company or any Subsidiary and who routinely comes into contact with Material Information,
(f)persons or companies that learned of Material Information with respect to the Company from a person or company described in (a) through (e) of this definition and knew or ought reasonably to have known that the other person or company was in a special relationship with the Company, and
(g)family members of any of the individuals referred to in (a) through (f) who reside in the same household as that individual, anyone else that resides in the same household of any of the individuals referred to in (a) through (f), and any family members of any of the individuals referred to in (a) through (f) who do not reside in the same household as that individual but whose transactions in Company Securities are directed by that individual or are subject to that individual’s influence or control (collectively referred to as “Family Members”).
“Directors” means directors of the Company or any Company-appointed director of a Subsidiary.
“Employees” means full-time, part-time, contract or secondment employees of the Company or any Subsidiary.
“ESPP” is defined in Section 3.6(c).
“Executive Blackout” is defined in Section 3.3.
“Family Members” is defined within the definition of “Deemed Insider” in these Definitions.
“General Blackout” is defined in Section 3.4.
“Material Information” means information deemed material pursuant to applicable securities laws (being (i) a fact that affects, or would reasonably be expected to have an effect on, the market price or value of Company Securities or (ii) a change in the business, operations or capital of the Company that would reasonably be expected to have an effect on the market price or value of a Company Security, or a decision to implement such a change that is made by either the directors of the Company or by senior management with the belief that the directors’ approval is probable), as well as information where a reasonable likelihood exists that it would be considered important to an investor in making a decision to buy, hold or sell Company Securities, and which may include, by way of example, such information as set forth in Schedule “A” attached to this Policy.
“Officers” means officers of the Company or any Company-appointed officer of a Subsidiary.
“Pre-Clearance” is defined in Section 3.1.
“Policy” is defined in the preamble.
“Prohibited Transactions” is defined in Section 3.2.
“Specific Blackout” is defined in Section 3.5.
“Subsidiary” means any entity wholly-owned, majority-owned or otherwise controlled by the Company.

“Trading Day” means any day on which the stock exchange where Company Securities are listed is open for trading.
“Undisclosed Material Information” means Material Information that has not been generally disclosed to the public by way of a press release or otherwise; provided, that to be “public” the Material Information must have been disclosed in a manner designed to reach investors generally and the investors must be given the opportunity to absorb the Material Information.
2.NO TIPPING
2.1No Deemed Insider shall communicate or “tip” Undisclosed Material Information with respect to the Company to any other person, including family members, neighbors, friends or acquaintances, without the Company’s authorization, nor shall any Deemed Insider make recommendations or express opinions on the basis of Undisclosed Material Information for the purpose of or in the context of trading in the Company’s securities.
3.NO TRADING OF SECURITIES OF THE COMPANY ON UNDISCLOSED MATERIAL INFORMATION
3.1No Deemed Insider shall engage in transactions (i.e., purchases, sales, gifts, etc.) with respect to Company Securities while in possession of Undisclosed Material Information. This restriction applies during any period commencing with the date that the Deemed Insider first possesses Undisclosed Material Information concerning the Company, and ending at the close of market on the second full Trading Day following the time of public disclosure by the Company of such information, or at such later time as such Undisclosed Material Information no longer constitutes Material Information. In addition, Covered Persons (including the Family Members of any Covered Persons) shall “pre-clear” all trading (including outside of blackout periods) in Company Securities with the Compliance Officer in advance of such trading (a “Pre-Clearance”). The Compliance Officer shall record the date each request is received and the date and time each request is approved or disapproved. The Compliance Officer is under no obligation to approve a transaction submitted for Pre-Clearance and may determine not to permit the transaction. Unless revoked, a grant of permission under a Pre-Clearance will normally remain valid until the close of trading two Trading Days following the day on which it was granted. If the transaction does not occur during the two-Trading Days period, Pre-Clearance of the transaction must be re-requested. In the event that a person seeks Pre-Clearance for permission to engage in the transaction and is denied, or the transaction does not occur during the two-Trading Days period following the day on which Pre-Clearance was granted, then he or she should refrain from initiating any transaction in Company Securities.
In addition, it is the policy of the Company that no Deemed Insider who, in the course of working for the Company, learns of Undisclosed Material Information about another company (i) with which the Company does business, such as the Company’s distributors, vendors, customers and suppliers, or (ii) that is involved in a potential transaction or business relationship with Company, may engage in transactions in that other company’s securities until that information has become public or is no longer material.
It is also the policy of the Company that the Company will not engage in transactions in Company Securities while aware of Undisclosed Material Information relating to the Company or Company Securities.

3.2Covered Persons (including the Family Members of any of such persons) are prohibited from engaging in the following transactions with respect to Company Securities (collectively, the “Prohibited Transactions”):
(a)Short Term Trading. Covered Persons who purchase Company Securities may not sell any Company Securities of the same class for at least six months after the purchase;
(b)Short sales. Covered Persons may not sell Company Securities short;
(c)Options trading. Covered Persons may not buy or sell puts or calls or other derivative securities on Company Securities;
(d)Trading on margin, speculative trading, or pledging. Covered Persons may not hold Company Securities in a margin account or otherwise deal in speculative transactions involving Company Securities or pledge Company Securities as collateral for a loan; and
(e)Hedging. Covered Persons may not enter into hedging or monetization transactions or similar arrangements with respect to Company Securities.
3.3Covered Persons (including the Family Members of any of such persons) are prohibited from engaging in transactions with respect to securities of the Company during the period of time beginning on the first Trading Day following the end of a fiscal quarter, or fiscal year end, until the close of market on the second full Trading Day following the date the Company’s financial results for a fiscal quarter or fiscal year are publicly disclosed by way of press release or otherwise (the “Executive Blackout”).
3.4All Employees and Contractors (including the Family Members of any of such persons) who are not subject to the Executive Blackout are prohibited from engaging in transactions with respect to securities of the Company for the period of time beginning at the close of market on the 20th calendar day after the end of each fiscal quarter or fiscal year and ending at the close of market on the second full Trading Day following the date the Company’s financial results for a fiscal quarter or fiscal year are publicly disclosed by way of press release or otherwise (the “General Blackout”).
3.5All Directors, Officers, Employees and Contractors (including the Family Members of any of such persons) who are so advised by or on behalf of the Board or a committee thereof or the Compliance Officer shall be prohibited from engaging in transactions with respect to securities of the Company during any other period designated by the Board or a committee thereof or the Compliance Officer (the “Specific Blackout”). The existence of Specific Blackout will not be announced to the Company as a whole and should not be communicated to any other person.
3.6Notwithstanding Sections 3.2, 3.3, 3.4, and 3.5, a Director, Officer, Employee and Contractor (including the Family Members of any of such persons) may engage in a Prohibited Transaction or may engage in transactions with respect to securities during any blackout period (an Executive Blackout, a General Blackout, or Specific Blackout as may be applicable) with the prior written consent of the Compliance Officer. The Compliance Officer will grant permission to purchase or sell during a blackout period only in the case of unusual, exceptional circumstances after first obtaining the advice of outside legal counsel as to the propriety of such trade. In addition, the restrictions in Sections 3.1, 3.3, 3.4 and 3.5 will not apply to the following:

(a)Trading Plan. A pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1 under the U.S. Securities Exchange Act of 1934, that meets the following requirements: (i) has been reviewed and approved by the Compliance Officer at least ten (10) business days in advance of being entered into (or, if revised or amended, such proposed revisions or amendments have been reviewed and approved by the Compliance Officer at least ten (10) business days in advance of being entered into), (ii) meets certain conditions specified in the Rule 10b5-1 (including the expiration of the applicable cooling-off period specified in Rule 10b5-1), (iii) is entered into in good faith by the Director, Officer, Employee and Contractor, and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, at a time when such person was not in possession of Undisclosed Material Information, and (iv) gives a third party the discretionary authority to execute such purchases and sales, outside the control of the such person, so long as such third party does not possess any Undisclosed Material Information, or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions.
(b)401(k) Plan. Investing 401(k) plan contributions in a Company stock fund in accordance with the terms of the Company’s 401(k) plan. However, any changes in your investment election regarding Company Securities are subject to trading restrictions under this Policy.
(c)ESPP. Purchasing Company Securities through a Company Employee Stock Purchase Plan (an “ESPP”). However, any changes in your elections under an ESPP and the sale of any Company Securities acquired under an ESPP are subject to trading restrictions under this Policy.
(d)Options. Exercising stock options granted under the Company’s stock option plans for cash or the delivery of previously owned Company Securities or exercising a tax withholding right pursuant to which you elect to have the Company withhold shares of stock subject to a stock option to satisfy tax withholding requirements. However, the sale of any shares issued on the exercise of Company-granted stock options and any cashless exercise of Company-granted stock options are subject to trading restrictions under this Policy.
(e)Restricted Stock or Restricted Stock Unit Awards. The vesting of restricted stock or restricted stock units or exercising a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock or restricted stock units. The trading restrictions under this Policy do apply, however, to any sale of restricted stock.
(f)Gifts. Bona fide gifts of the Company Securities, unless the donor knows, or is reckless in not knowing, the recipient intends to sell the securities while the donor is in possession of Undisclosed Material Information about the Company. For purposes of clarification, gifts intended to be made by a Covered Person must be submitted for Pre-Clearance in accordance with Section 3.1.
4.COMPLIANCE AND COMMITMENT
4.1Each Deemed Insider has the individual responsibility to comply with this Policy and applicable securities laws. In all cases, the responsibility for determining whether an individual is in possession of Undisclosed Material Information rests with that individual, and any action on the part of the Company, the Compliance Officer or any other Employee or Director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. Failure to comply with this Policy may result in disciplinary action up to and including termination of office or employment with the Company, referring the matter to securities regulatory authorities and legal proceedings.
4.2There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.
4.3This Policy continues to apply to transactions in Company Securities even after termination of service to the Company. If an individual is in possession of Undisclosed Material Information when his or her service terminates, that individual may not engage in transactions in Company Securities until that information has become public or is no longer material.
4.4To demonstrate our determination and commitment to the purposes of this Policy, the Company asks each Employee to review this Policy periodically throughout the year. Take the opportunity to discuss with management any circumstances that may have arisen that could be a breach of this Policy.
4.5Covered Persons are required to acknowledge they have read this Policy annually. Employees are required to sign the Policy when they are engaged or when the Policy is significantly revised.

RECEIPT AND ACKNOWLEDGEMENT

I, ______________________________________, hereby acknowledge that I have received and read a
     (Print Name)

copy of the “Insider Trading Policy” and agree to comply with its terms. I understand that violation of insider trading or tipping laws or regulations may subject me or any Family Member that received and traded on or otherwise shared Undisclosed Material Information to another who did trade on the basis of such information to severe civil and/or criminal penalties, and that violation of the terms of the above-noted policy may subject me to discipline by the Company up to and including termination.

Signature        Date

SCHEDULE A
Examples of Information that may be Material Information
Changes in corporate structure
•changes in share ownership that may affect control of the company
•changes in corporate structure, such as reorganizations, amalgamations, or mergers, or a change of name
•take-over bids, issuer bids, or insider bids
Changes in capital structure
•the public or private sale of additional securities
•planned repurchases or redemptions of securities
•planned splits of common shares or offerings of warrants or rights to buy shares
•any share consolidation, share exchange, or stock dividend
•changes in a company’s dividend payments or policies
•the possible initiation of a proxy fight
•material modifications to the rights of security holders
Financial results and projections
•financial results of the Company, as a whole, including its monthly, quarterly and year-end earnings
•Company projections of financial results that differ from publicly available statements made by authorized representatives the Company
Changes in financial results
•a significant increase or decrease in near-term earnings prospects
•unexpected changes in the financial results for any period
•shifts in financial circumstances, such as cash flow reductions, major asset write-offs or write-downs
•changes in the value or composition of the company’s assets
•any material change in the company’s accounting policies
Changes in business and operations
•any development that affects the company’s resources, technology, products or markets
•a significant change in capital investment plans or corporate objectives
•major labor disputes or disputes with major contractors or suppliers
•significant new contracts, products, patents, or services or significant losses of contracts or business
•changes to the Board or executive management, including the departure of the company’s Chairman, CEO, CFO (or persons in equivalent positions)
•significant litigation
•waivers of corporate ethics and conduct rules for officers, directors, and other key employees
•any notice that reliance on a prior audit is no longer permissible
•de-listing of the company’s securities or their movement from one quotation system or exchange to another

Acquisitions and dispositions
•significant acquisitions or dispositions of assets, property or joint venture interests
•acquisitions of other companies, including a take-over bid for, or merger with, another company
Changes in credit arrangements
•the borrowing or lending of a significant amount of money
•any mortgaging or encumbering of the company’s assets
•defaults under debt obligations, agreements to restructure debt, or planned enforcement procedures by a bank or any other creditors
•changes in rating agency decisions
•significant new credit arrangements